Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Information Statement of Fresenius Kabi Pharmaceuticals Holding, LLC for the registration of contingent value rights and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of APP Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of APP Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Chicago, Illinois

July 30, 2008